EXHIBIT 99.1

Headline: Eaco Restructures


April 4, 2006


Eaco Corporation today announced that Edward Alexander, President of Eaco Corporation, no longer serves the Company in that capacity; he will be a consultant to the Company for the next two months. This change is part of a restructuring program designed to cut overhead and maintain profitability. Mr. Alexander had been with the company for fifteen years serving as Controller, Chief Financial Officer and, finally, President. The Company thanks Mr. Alexander for his committed service.

To further reduce expenses, the corporate offices have been moved from Jacksonville, Florida to Anaheim, California, where the company has subleased space from Bisco Industries, Inc., the wholly owned company of Glen Ceiley, Chairman of the Board and CEO of Eaco Corporation.

In addition to contract help, Eaco Corporation will be run on a day to day basis by a steering committee consisting of members of Bisco Industries senior management, led by Glen Ceiley. The committee will continue the efforts of managing existing investments as well as developing additional investments and lines of business designed to increase shareholder value.

Contact:

Eaco Corporation, Anaheim, CA
Denise Garbusov  714-876-2490

Any statements that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K.